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PROSPECTUS

                          MEDIC COMPUTER SYSTEMS, INC.
                         522,142 Shares of Common Stock


        The common stock, $.01 par value per share ("Common Stock"), of Medic Computer Systems, Inc. (the "Company") is traded on the Nasdaq National Market System under the symbol "MCSY". On July 18, 1997, the last sale price for the Common Stock as reported on the NMS was $27.81 per share.

                              ---------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                              ---------------------

         The shares of Common Stock offered hereby (the "Shares") are to be sold from time to time by the Selling Shareholders (see "Selling Shareholders") by means of ordinary brokers' transactions, in transactions directly with market makers, in certain privately negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale. See "Plan of Distribution". Each Selling Shareholder has advised the Company that no sale or distribution of the Shares other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

         In making this offering, the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         The Selling Shareholders will receive all of the net proceeds from the sale of the Shares. The expenses of this offering are estimated to be $15,000 and will be paid by the Company. Normal commission expenses and brokerage fees, as well as any applicable transfer taxes, are payable individually by the Selling Shareholders.

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         No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

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                 The date of this Prospectus is July 21, 1997.


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                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of the Commission's regional offices located as follows: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information concerning the Company may also be inspected at the office of the Nasdaq Stock Market, Inc. at the National Association of Securities 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein referred to, together with all amendments thereto, as the "Registration Statement") under the Securities Act with respect to the offering of the Shares made hereby. This Prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are summaries that are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement herein being qualified in all respect by such reference. Such documents may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or may be examined without charge at the public reference facilities of the Commission.

         The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web-site is http:\\www.sec.gov.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed pursuant to Section 13 of the Exchange Act; (b) the Company's Proxy Statement dated April 18, 1997, in connection with the Annual Meeting of Shareholders of the Company held on May 12, 1997; (c) the Company's Quarterly Report on Form 10-Q for the quarter ended 31, 1997, filed pursuant to Section 13 of the Exchange Act; (d) the Company's Current Report on Form 8-K filed pursuant to Section 13 of the Exchange Act on July 16, 1997; and (e) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on May 6, 1992, including any amendment or report filed for the purpose of updating such description. All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference

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herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such document). Requests for such copies should be directed to the Chief Financial Officer of Medic Computer Systems, Inc., 8601 Six Forks Road, Raleigh, North Carolina 27615 (telephone: 919-847-8102).


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         THIS PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED HEREIN BY
REFERENCE, CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING WITHOUT LIMITATION THOSE SET FORTH IN THE INFORMATION INCORPORATED HEREIN BY REFERENCE.



               ACQUISITION OF HOME CARE INFORMATION SYSTEMS, INC.

         On February 28, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Home Care Information Systems, Inc., a New Jersey Corporation ("HCIS"), HCIS Acquisition Corporation, a North Carolina corporation and wholly owned subsidiary of the Company ("HCIS Acquisition"), and each of the stockholders of HCIS (the "Selling Shareholders"). Pursuant to the Merger Agreement, HCIS Acquisition was merged with and into HCIS (the "Merger") on or about February 28, 1997, and each outstanding share of common stock of HCIS was converted automatically into the right to receive shares of the Company's Common Stock and cash in lieu of fractional shares based on the merger exchange ratio set forth in the Merger Agreement (the "Exchange Ratio"). As a result, HCIS became a wholly owned subsidiary of the Company. The 522,142 shares of the Company's Common Stock offered hereby were issued in the Merger to holders of outstanding shares of HCIS stock, and are referred to herein as the "Shares".


                              PLAN OF DISTRIBUTION

         The Selling Shareholders may sell Shares from time to time in the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sales may be made in brokers' transactions through broker-dealers acting as agents or in transactions directly with market makers. The Selling Shareholders may also sell Shares from time to time in privately negotiated transactions in which no broker or other third party (other than the purchaser) in involved, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale. A Selling Shareholder also may pledge shares as collateral for margin accounts and such shares may be resold pursuant to the terms of such accounts. The Selling Shareholders will pay any applicable transfer taxes and brokerage commissions or discounts, if any, with respect to the sale of Shares.

         The Selling Shareholders, and any other persons who participate in the sale of the Shares, may be deemed to be "underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has agreed to maintain the effectiveness of this Registration Statement until the earlier of (i) the first anniversary of the effective date hereof, or (ii) the date when all the Shares covered by the Registration Statement have been sold pursuant to this Registration Statement. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness.


                              SELLING SHAREHOLDERS

         The following table sets forth certain information, as of June 30, 1997, with respect to the Selling Shareholders and the number of Shares offered hereby:


                                                                                                Percentage of
                                                                                             Ownership Prior to
Name of Selling Shareholder(1)                                      Shares                        Offering
------------------------------------------------------       ----------------------       --------------------------
Steven L. Griff                                                     271,514                         1.1%
Michael J. Del Collo, Jr.                                           125,314                           *
James C. McMillan, Jr.                                              125,314                           *

                                                             ----------------------       --------------------------
                                                                                          --------------------------
                   TOTAL:                                           522,142                         2.1%

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(1)All Selling Shareholders were formerly stockholders of HCIS and are current employees of HCIS.

* Less than 1%.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby has been passed upon for the Company by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.



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